Exhibit 1.6

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR AS OTHERWISE PERMITTED BY THE BORROWER, OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.

PW No. C-2-1	June 7, 2012

PREFERRED STOCK PURCHASE WARRANT

OF

ROW 44, INC.

THIS CERTIFIES THAT, for value received, PAR Investment Partners, L.P., together with its successors and registered assigns (the “Holder”), is entitled to subscribe for and purchase, on the terms hereof, that number of shares of the Series C-2 Preferred Stock, par value $0.0001 per share (the “Series C-2 Stock”), of Row 44, Inc., a Delaware corporation (the “Company”), set forth below, subject to the following terms and conditions:

1. Preferred Stock and Warrant Purchase Agreement. This Preferred Stock Purchase Warrant (this “Warrant”) is issued in connection with that certain Preferred Stock and Warrant Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which Holder acquired shares of Series C-2 Stock from the Company for an aggregate purchase price of $25,000,000. This Warrant is issued in conjunction with sale and purchase of such shares. Capitalized terms used herein without definition have the meanings assigned to them in the Purchase Agreement.

2. Exercise of Warrant. The terms and conditions upon which this Warrant may be exercised, and the number of shares of Common Stock that may be purchased hereunder, are as follows:

2.1 Term. Subject to the terms hereof, this Warrant may be exercised at any time, or from time to time on and after the date set forth above and prior to June 7, 2017 (the “Expiration Date”).

2.2 Number of Shares. This Warrant may be exercised for 13,934,431 fully paid and nonassessable shares of Series C-2 Stock of the Company, subject to adjustment as provided herein.

2.3 Exercise Price. The ‘‘Exercise Price” shall be equal to the lower of (i) $0.2952 per share of Series C-2 Stock and (ii) 125% of the purchase price per share paid in connection with the issuance by the Company on or before June 7, 2013 of a new series of convertible preferred stock that is initially convertible into shares of the Company’s Common Stock, par value $0.0001 per share, at a ratio of one-to-one.

2.4 Method of Exercise. The exercise of the purchase rights evidenced by this Warrant shall be effected by (a) the surrender of the Warrant, together with a duly executed copy of the form of subscription attached hereto as Schedule A, to the Company at its principal offices and (b) unless such exercise is being made pursuant to a Cashless Exercise (as defined below), the delivery of the purchase price by check or bank draft payable to the Company’s order or by wire transfer of same day funds to the Company’s account for the number of shares for which the purchase rights hereunder are being exercised. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company and payment in full is made as provided herein or at such later date as may be specified in the executed form of subscription, and at such time, the person or persons in whose name or names any certificate or certificates for shares of Series C-2 Stock shall be issuable upon such exercise, as provided herein, shall be deemed to have become the holder or holders of record thereof. No fractional shares shall be issued upon exercise of this Warrant. If any fractional interest in a share of Series C-2 Stock would, except for the provision of this Section 2.4, be delivered upon such exercise, the Company, in lieu of delivery of a fractional share thereof, shall pay to the Holder an amount in cash equal to the fair market value of such fractional share as determined in good faith by the Company’s Board of Directors.

2.5 Cashless Exercise. In lieu of exercising this Warrant by paying the Exercise Price in the manner provided above in Section 2.4, Holder may elect, in its sole discretion, to exercise this Warrant in whole or in part pursuant to this Section 2.5 and receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with a duly executed copy of the form of subscription attached hereto as Schedule A indicating a “Cashless Exercise” with respect to all or part of the portion of this Warrant being exercised, in which event the Company shall issue to Holder a number of shares of Series C-2 Stock computed using the following formula (a ‘‘Cashless Exercise”):

Where X =	The number of shares of Series C-2 Stock to be issued to Holder.

Y =	The number of shares of Series C-2 Stock with respect to which this Warrant is then being exercised.

A =	The fair market value of one share of Series C-2 Stock.

B =	Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section, the fair market value of one share of Series C-2 Stock shall be the fair market value of such share as determined in good faith by the Company’s Board of Directors; provided that if the exercise is in connection with the initial public offering of the Common Stock (the “IPO”) fair market value shall be determined by taking into account the initial “Price to Public” specified in the final prospectus with respect to the IPO.

No fractional shares shall be issuable upon exercise of the Warrant pursuant to this Section 2.5, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the date of exercise as determined in good faith by the Company’s Board of Directors.

2.6 Additional Warrants. If this Warrant is physically surrendered for exercise pursuant to the Section 2.4 or Section 2.5 and the number of shares of Series C-2 Stock represented by this Warrant is greater than the number of shares of Series C-2 Stock being acquired upon exercise, then the Company shall as soon as practicable and in no event later than three (3) business days after receipt of this Warrant and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 8.9) representing the right to purchase the number of shares of Series C-2 Stock purchasable immediately prior to such exercise under this Warrant, less the number of shares of Series C-2 Stock with respect to which this Warrant is exercised.

3. Adjustments to Exercise Price. The number and kind of shares of Series C-2 Stock issuable upon the exercise of this Warrant and the Exercise Price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1 Splits and Subdivisions. If the Company should at any time or from time to time prior to the Expiration Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series C-2 Stock or the determination of the holders of Series C-2 Stock entitled to receive a dividend or other distribution payable in additional shares of Series C-2 Stock or other securities or rights convertible into, entitling the holder thereof to receive, directly or indirectly, additional shares of Series C-2 Preferred Stock (hereinafter referred to as the “Series C-2 Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Series C-2 Stock or Series C-2 Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be proportionately decreased and the number of shares of Series C-2 Stock which this Warrant is exercisable for, if any, shall be appropriately increased in proportion to such increase of outstanding shares.

3.2 Combination of Shares, If prior to the Expiration Date the number of shares of Series C-2 Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Series C-2 Stock, the Exercise Price shall be proportionately increased and the number of shares of Series C-2 Stock which this Warrant is exercisable for, if any, shall be appropriately decreased in proportion to such decrease in outstanding shares.

3.3 Merger or Consolidation. If at any time or from time to time prior to the Expiration Date there shall be a capital reorganization of the capital stock of the Company (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3) or a merger or consolidation of the Company with or into another corporation, then as a part of such reorganization, merger or consolidation, provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger or consolidation, to which a holder of the number of shares of Series C-2 Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, merger or consolidation.

3.4 Other Dividends and Distributions. If the Company shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution that is payable in securities of the Company (other than issuances with respect to which adjustment is made under Sections 3.1 or 3.5), or in assets (each, a “Dividend Event”), and such dividend or other distribution is actually made, then, and in each such case, the Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the Series C-2 Stock issuable upon such exercise of this Warrant, the securities or other assets that would have been issuable to the Holder had the Holder, immediately prior to such Dividend Event, exercised this Warrant.

3.5 Reclassification, Conversion or Reorganization. If the Series C-2 Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, conversion, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Sections 3.1, 3.2 and 3.4 above, or a reorganization, merger or consolidation provided for in Section 3.3 above), then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, conversion, reclassification or other change, to which a holder of the number of shares of Series C-2 Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, conversion, reclassification or other change, all subject to further adjustment as provided herein.

3.6 Notice of Adjustments and Record Dates. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of shares of Series C-2 Stock issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. In the event of any taking by the Company of a record of the holders of Series C-2 Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify the Holder in writing of such record date at least twenty (20) days prior to the date specified therein.

3.7 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (a) shall at all times following the date hereof reserve and keep available a number of its authorized shares of Series C-2 Stock, free from all preemptive rights therein, which shall be sufficient to permit the exercise of this Warrant and (b) shall take all such action as may be necessary or appropriate in order that all shares of Series C-2 Stock as may be issued pursuant to the exercise of this Warrant shall, upon issuance, be duly and validly issued, folly paid and nonassessable and free from all taxes, Hens and charges with respect to the issue thereof.

4. Replacement of the Warrant. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of the Warrant, the Company at its expense shall execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.

5. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Series C-2 Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.

6. Restrictive Legend. Each Warrant and each certificate representing securities issued pursuant to this Warrant shall bear the legends substantially in the form of the legend set forth on the first page of this Warrant, and as otherwise specified in the Agreement.

7. Miscellaneous.

7.1 Transfer of Warrant. Nothing expressed in or to be implied from this Warrant is intended to give, or shall be construed to give, any person, other than the parties hereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Warrant. Notwithstanding the foregoing, all references to the “Holder” shall apply to their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, this Warrant may not be assigned or transferred except in compliance with applicable securities laws and the terms of the Purchase Agreement. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7.9), registered as the Holder may request, representing the right to purchase the number of shares of Series C-2 Stock being transferred by the Holder and, if less than the total number of shares of Series C-2 Stock then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7.9) to the Holder representing the right to purchase the number of shares of Series C-2 Stock not being transferred.

7.2 Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

7.3 Notices. Any notice required or permitted under this Warrant shall be given in writing and in accordance with Section 7.4 of the Purchase Agreement, except as otherwise expressly provided in this Warrant.

7.4 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

7.5 Amendments and Waivers. This Warrant is issued by the Company pursuant to the Agreement. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

7.6 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7 Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

7.8 Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Warrant by facsimile transmission shall be equally as effective as delivery of an executed hard copy of the same. Any party doing so shall also deliver an executed hard copy of same, but the failure by such party to deliver an executed hard copy shall not affect the validity, enforceability and binding effect of this Warrant.

7.9 Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the shares of Series C-2 Stock then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7.1, the shares of Series C-2 Stock designated by the Holder which, when added to the number of shares of Series C-2 Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of shares of Series C-2 Stock then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the original issuance date of this Warrant, and (iv) shall have the same rights and conditions as this Warrant.

IN WITNESS WHEREOF, this Preferred Stock Purchase Warrant has been executed as of the date first above written.

ROW 44, INC.

By:	/s/ John La Valle
John La Valle
Chief Executive Officer

Address:

Row 44, Inc.

4353 Park Terrace Drive, Suite 100

Westlake Village, CA 91361

[Signature page to Row 44 Preferred Stock Warrant]

SCHEDULE A

FORM OF SUBSCRIPTION

(TO BE SIGNED ONLY ON EXERCISE OF WARRANT)

To:	ROW 44, INC.

The undersigned, the holder of the Warrant attached hereto, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder,            * shares of the Series C-2 Stock of Row 44, Inc.

The undersigned intends that payment of the Exercise Price shall me made as:

                     a “Cash Exercise” with respect to            shares of Series C-2 Stock; and/or

                     a “Cashless Exercise” with respect to            shares of Series C-2 Stock

In the event the undersigned has elected a Cash Exercise with respect to some or all of the shares of Series C-2 Stock for which this Warrant is being exercised, the undersigned herewith makes payment of $            to the Company in accordance with the terms of the Warrant.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to                    , whose address is                    , and whose social security number/taxpayer identification number is                    .

Dated:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

Address:

*	Insert here the number of shares as to which the Warrant is being exercised.

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